Exhibit 10.53

SECOND AMENDED AND RESTATED
SALARY CONTINUATION PLAN
FOR EXECUTIVE EMPLOYEES
OF
RADIOSHACK CORPORATION
AND SUBSIDIARIES

RadioShack Corporation, a Delaware corporation (“RadioShack”), hereby amends and restates, effective as of December 31, 2008, the Salary Continuation Plan for Executive Employees of RadioShack Corporation and Subsidiaries (the “Plan”) in order to satisfy the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”). Unless otherwise indicated, all “section” or “Code” references are to the Code and the Treasury Regulations related thereto, as may be amended from time to time, promulgated under the authority of the applicable Code section and, in each case, any successor provisions thereto.

RadioShack intends that this Plan, as amended and restated, applies solely to compensation earned or vested on or after January 1, 2005, including any earnings thereon, to the extent such compensation was not paid or distributed prior to December 31, 2008.  Further, it is the intent of the RadioShack that this Plan, as amended and restated, shall have no effect whatsoever on any benefits earned and vested on or before December 31, 2004, including any earnings thereon, and the parties intend that such benefits remain exempt from Code section 409A.

ARTICLE ONE

PURPOSE

Section 1.1                                The purpose of the Plan is to afford RadioShack an additional opportunity to secure and retain the services of outstanding key executive employees by providing, subject to the provisions of the Plan, income payments to key executive employees during their lifetimes after retirement and to their beneficiaries following their death.

ARTICLE TWO

DEFINITIONS

Section 2.1                                Beneficiary.  The recipient(s) designated (in accordance with Article Seven) by a Participant in the Plan to whom benefits are payable following his death.

Section 2.2                                Committee.  The Organization and Compensation Committee of RadioShack which shall administer the Plan in accordance with Article Nine.

Section 2.3                                Disability.  A physical or mental condition which, in the opinion of the Committee, totally and presumably permanently prevents a Participant from substantially performing duties for which such Participant is suited to perform either by education or training, or if such Participant is on a Leave of Absence when such condition develops, substantially performing duties for which such Participant is suited to perform either by education or training.  A determination that Disability exists shall be based upon competent medical evidence satisfactory to the Committee. The date that any person’s Disability occurs shall be deemed to be the date such condition is determined to exist by the Committee.

Section 2.4                                Employee.  A regular full-time executive employee of an Employer.

Section 2.5                                Employer.  RadioShack Corporation, a Delaware Corporation, and those subsidiary corporations in which RadioShack owns at least eighty percent (80%) of the total combined voting power of all classes of stock entitled to vote.

Section 2.6                                Leave of Absence.  Any period during which:

(a)           an Employee is absent with the prior consent of Employer, which consent shall be granted under uniform rules applied to all Employees on a nondiscriminatory basis, but only if such person (i) is an Employee immediately prior to the commencement of such period of authorized absence and resumes employment with Employer not later than the first working day following the expiration of such period of authorized absence or (ii) enters into a contract with Employer prior to the absence which provides a right for the Employee to return to work following the Leave of Absence, upon such terms and conditions as Employer may provide in its sole discretion.  For purposes of clarification, nothing in this Section 2.6(a) shall obligate or require Employer to enter into any contract with any Employee or other person; or

 (b)           an Employee is a member of the Armed Forces of the United States and his reemployment rights are guaranteed by law, but only if such person is an Employee immediately prior to becoming a member of such Armed Forces and resumes employment with Employer within the period during which his reemployment rights are guaranteed by law.

Section 2.7                                Participant.  An Employee who has been selected and has accepted a Plan Agreement as provided in Article Three.

Section 2.8                                Plan Agreement.  The agreement between an Employer and a Participant, entered into in accordance with Article Three (as such form may be amended from time to time hereunder).

Section 2.9                                Plan Compensation.  An amount determined by the Committee as set forth in the Plan Agreement with each Participant,  such amount to be determinative for the purposes hereof regardless of a Participant’s total compensation paid by his Employer.

Section 2.10                                Retirement.  The following classifications of Retirement as referred to in this Plan are defined as follows:

(a)           Early Retirement.  The voluntary election, as opposed to involuntary termination by Employer, prior to the Participant’s attaining the age of sixty-five (65) years, by a Participant to terminate his employment after attaining the age of fifty-five (55) years.

(b)           Normal Retirement.  The termination of a Participant’s service with Employer at the date of attaining age sixty-five (65) years.

(c)           Late Retirement.  The termination of a Participant’s service with Employer after the Participant’s attaining the age of sixty-five (65) years.

Any Retirement occurring on or after January 1, 2005, is deemed to be a “separation from service” within the meaning of Code section 409A (a “Separation from Service”) and, notwithstanding anything contained herein to the contrary, the date on which such Separation from Service takes place shall be the date of Retirement.

ARTICLE THREE

SELECTION OF PARTICIPANTS AND
AGREEMENT TO PARTICIPATE

Section 3.1                                Participation in the Plan shall be limited to those Employees of Employer who shall be selected for participation by the Committee, whose decisions in this respect shall be conclusive.

Section 3.2                                Participation in the Plan by an Employee so selected by the Committee is voluntary and subject to his written acceptance of a Plan Agreement executed by Employer and submitted to him by the Committee.  Unless and until a Plan agreement has been so submitted to and accepted by him, he shall not become a Participant.

Section 3.3                                Subject to Section 8.4 hereof, the Committee reserves the right, at its discretion, and without prejudice or liability, to terminate any Plan Agreement with any Participant of any Employer at any time prior to the Participant’s Retirement or death.

ARTICLE FOUR

LIFE INSURANCE

Section 4.1                                Employer may obtain permanent life insurance insuring the life of any Participant as a means of funding Employer’s obligations to his Beneficiary in whole or part.  Employer shall be the sole owner and beneficiary of all such policies of insurance so obtained and of all incidents of ownership therein, including without limitation, the rights to all cash and loan values, dividends (if any), death benefits and the right to terminate.  No Beneficiary or Participant shall be entitled to any rights, interests or equities in such policies or to any specific asset of Employer of any type, and on the contrary, their rights against Employer under the Plan shall be solely as general creditors.

Section 4.2                                If as a result of misrepresentations made by a Participant in any application for life insurance upon his life obtained by Employer hereunder, the insurance carrier or carriers or any reinsurance thereof successfully avoid(s) payment to Employer of the proceeds of its or their policy or  policies, or such proceeds are not payable because the Participant’s death results from suicide within two years of the issuance of such policy or within two years of the issuance to Employer of additional policies obtained by Employer hereunder, then, in any of said events, and notwithstanding any other provisions of the Plan or of the Plan Agreement with such Participant, Employer shall have no obligation to his Beneficiary to provide any of the death benefits otherwise payable under the terms thereof.

Section 4.3                                Each Participant shall cooperate in the securing of life insurance on his life by furnishing such information as the insurance company may require, taking such physical examinations as may be necessary, and taking any other action which may be requested by the Employer or the insurance company to obtain such insurance coverage.  If a Participant refuses to cooperate in the securing of life insurance, or if Employer is unable to secure life insurance at standard rates on a Participant, then, the Plan Agreement shall be of no force and effect as to a Participant unless Employer waives such requirement in writing.

ARTICLE FIVE

BENEFITS PAYABLE TO PARTICIPANTS AND
TO BENEFICIARIES OF PARTICIPANTS

Section 5.1                                Subject to the terms and conditions of the Plan, upon the Retirement of a Participant, Employer agrees to pay to Participant a Retirement benefit as follows:

(a)           Normal Retirement.  If a Participant retires at the date of Normal Retirement, then Employer agrees to pay to Participant or to the designated Beneficiary of Participant in the event of the death of Participant prior to the termination of payment of Retirement benefits hereunder, all from its general assets, an amount equal to five hundred percent of Plan Compensation, such sum to be paid as set forth in Section 5.3 hereof.

(b)           Early Retirement.  If a Participant retires at a time that constitutes an Early Retirement, then, Employer agrees to pay to Participant or to the designated Beneficiary of Participant in the event of the death of Participant prior to the termination of payment of Early Retirement benefits hereunder, all from its general assets, an amount equal to five hundred percent of Plan Compensation, reduced by five percent per year for each year that Early Retirement precedes the date of Normal Retirement.  Such year shall be a fiscal year beginning on the date a Participant attains age fifty-five (55).   Any reduction for a part of a year shall be prorated on a daily basis assuming a 365 day year.  Such amount shall be paid as set forth in Section 5.3 hereof.

(c)           Late Retirement.  If a Participant retires at a date that constitutes Late Retirement, then, Employer agrees to pay to Participant or to the designated Beneficiary of Participant in the event of the death of Participant prior to the termination of payment of Late Retirement Benefits hereunder, all from its general assets, an amount equal to five hundred percent of Plan Compensation, reduced by a percentage determined as follows:

At Date of Late Retirement	Percent of Reduction of
Attainment of Age	500% of Plan Compensation

66	0%
67	0%
68	0%
69	0%
70	0%
71	20%
72	40%
73	60%
74	80%
75	100%

The percent of reduction of five hundred percent of Plan Compensation shall be measured on a fiscal year beginning on the date of a Participant’s date of birth and shall commence on the day after the date a Participant attains age 70, and any reduction for a part of a year shall be prorated on a daily basis at the applicable percentage assuming a 365 day year.  Such amount shall be paid as set forth in Section 5.3 hereof.

Section 5.2                                Subject to the terms and conditions of the Plan, upon the death of a Participant, but only if the Participant is an Employee of Employer at his death and is not entitled to Retirement benefits pursuant to a Plan Agreement at such time, Employer agrees to pay to his Beneficiary from its general assets an amount equal to five hundred percent of Plan Compensation as reflected in Employee’s Plan Agreement or, as the case may be, in the last amendment to his Plan Agreement.  With respect to such benefits, however, it is further provided that:

(a)           No benefits shall be payable to the Beneficiary of a Participant in those instances covered by Section 4.2;

(b)           If a Participant dies while an Employee of Employer after the date of his Normal Retirement, then the amount payable to his Beneficiary upon a Participant’s death shall be reduced as set forth in Section 5.1(c) hereof.

Section 5.3                                The aggregate amount payable upon the Normal Retirement, Early Retirement, Late Retirement or death of a Participant to a Participant or his Beneficiary shall be paid in 120 equal monthly installment payments commencing on the first day of the month next following thirty (30) days after Retirement or after the Participant’s death.

Notwithstanding the foregoing, if a Participant is a “specified employee,” within the meaning of Code section 409A on the date of his or her Retirement, then payment pursuant to this Section 5.3 shall be made on the first business day of the seventh month following the date of Retirement (or, if earlier, on the date of death of the Participant) to the extent such delayed payment is required in order to avoid a prohibited distribution under Code section 409A(a)(2) (the “Delayed Payment Date”).  On the Delayed Payment Date, all payments deferred pursuant to this Section 5.3 (whether they would have otherwise been payable in a single sum or in installments in the absence of such deferral) shall be paid in a lump sum to the Participant, and any remaining payments due under the Plan shall be paid in accordance with the normal payment dates specified for them herein.

Section 5.4                                Until actually paid and delivered to the Participant or to the Beneficiary entitled to same, none of the benefits payable by Employer under any Plan Agreement shall be liable for the debts or liabilities of either the Participant or his Beneficiary, nor shall the same be subject to seizure by any creditor of the Participant or his Beneficiary under any writ or proceeding at law, in equity or in bankruptcy.  Further, no Participant or Beneficiary shall have power to sell, assign, transfer, encumber, or in any manner anticipate or dispose of the benefits to which he is entitled or may become entitled under a Plan Agreement.

Section 5.5                                After Participant has attained the age of fifty-five (55) and is an Employee of Employer, or during the period that Participant is receiving Retirement benefits under a Plan Agreement, and for one year after cessation of employment after attaining the age of fifty-five (55) for any reason or for one year after cessation of payment of Retirement benefits, whichever shall last occur, Participant agrees that he will not, either directly or indirectly, within the United States of America or in any country of the world that RadioShack sells, imports, exports, assembles, packages or furnishes its products, articles, parts, supplies, accessories or services or is causing them to be sold, imported, exported, assembled, packaged or furnished through related entities, representatives, agents, or otherwise, own, manage, operate, join, control, be employed by, be a consultant to, be a partner in, be a creditor of, engage in joint operations with, be a stockholder, officer or director of any corporation, sole proprietorship or business entity of any type, or participate in the ownership, management, direction, or control or in any other manner be connected with, any business of manufacturing, designing, programming, servicing, repairing, selling, ceasing, or renting any products, articles, parts, supplies, accessories or services which is at the time of Participant’s engaging in such conduct competitive with products, articles, parts, supplies, accessories or services manufactured, sold, imported, exported, assembled, packaged or furnished by RadioShack, except as a shareholder owning less than five percent (5%) of the shares of a corporation whose shares are traded on a stock exchange or in the over-the-counter market by a member of the National Association of Securities Dealers.  In the event that a Participant takes Retirement and engages in any of the activities described in the immediately preceding sentence, or engaged in any of such activities prior to Retirement, then, without any further notification, and upon determination by the Committee that such a Participant is engaged or has engaged in such activities, such Committee’s decision to be conclusive and binding upon all concerned, and notwithstanding any other provisions of the Plan or of the Plan Agreement with such Participant, Employer’s obligation to a Participant to pay any Retirement or death benefits hereunder shall automatically cease and terminate, and Employer shall have no further obligation to such Participant or Beneficiary pursuant to the Plan or the Plan Agreement.  Employer may enforce this provision by suit for damages which shall include but not be limited to all sums paid to Participant hereunder, or for injunction, or both.

Section 5.6                                Employer may liquidate out of the interest of a Participant hereunder, but only as Retirement or death benefits become due and payable hereunder, any outstanding loan or loans or other indebtedness of a Participant made in the ordinary course of the employment relationship, provided that (i) the entire amount of reduction in such benefit in any taxable year of Employer shall not exceed $5,000, and (ii) the reduction shall be made at the same time and in the same amount as the loan or other indebtedness otherwise would have been due and collected from the Participant.  Employer may elect not to distribute Retirement or death Benefits to any Participant or to a Beneficiary unless and until all unpaid loans or other indebtedness due to Employer from such Participant, together with interest, have been paid in full.

Section 5.7                                Subject to termination or amendment of the Plan, Plan Agreement, or both, and subject to the requirements of Code section 409A, a Participant’s participation in the Plan shall continue during his Disability or his taking a Leave of Absence.  Subject to the requirements of Code section 409A, a Participant who is Disabled or on Leave of Absence shall notify Employer of his date of Retirement by hand delivery or by certified registered mail, return receipt requested, postage prepaid, of a written notice of Retirement specifying the effective date of Retirement, such written notice to be addressed to: Insurance Committee of the Board of Directors, RadioShack Corporation, 300 RadioShack Circle, Fort Worth, Texas 76102.  Such notice shall be deemed to be received when actually received by said Insurance Committee at said address as may be changed from time to time in the Plan Agreements, as amended.

Section 5.8                                Notwithstanding the foregoing, the Committee, in its sole discretion, may accelerate or delay the payment of any benefits under the Plan under the circumstances, and to the extent required or permitted under Code section 409A.

ARTICLE SIX

AMENDMENTS OF PLAN AGREEMENTS

Section 6.1                                The Committee may enter into amendments to the Plan Agreement with any Participant for the purpose of increasing the benefits payable to the Participant or his Beneficiary in view of increases in his compensation following the execution of such Plan Agreement or the last amendment thereto and for the purpose of amending any provision of this Plan as it might apply to a Participant.  In such cases, the acceptance of an amendment by a Participant is voluntary and until the amended Plan Agreement has been submitted to and accepted by him, it shall not be effective.

ARTICLE SEVEN

BENEFICIARIES OF PARTICIPANTS

Section 7.1                                At the time of his acceptance of a Plan Agreement, a Participant shall be required to designate the Beneficiary to whom benefits under the Plan and his Plan Agreement will be payable upon his death.  A Beneficiary may be one or more persons or entities, such as dependents, persons who are natural objects of the Participant’s bounty, an inter vivos or testamentary trust, or his estate.  Such Beneficiaries may be designated contingently or successively as the Participant may direct.  The designation of his Beneficiary shall be made by the Participant on a Beneficiary Designation Form to be furnished by the Committee and filed with it.

Section 7.2                                A Participant may change his Beneficiary, as he may desire, by filing new and amendatory Beneficiary Designation Forms with the Committee.

Section 7.3                                In the event a Participant designates more than one (1) Beneficiary to receive benefit payments simultaneously, each such Beneficiary shall be paid such proportion of such benefits as the Participant shall have designated.  If no such percentage designation has been made, then payments shall be made to each such Beneficiary in equal shares.

Section 7.4                                If the designated Beneficiary dies before the Participant in question and no Beneficiary was successively named, or if the designated Beneficiary dies before complete payment of the deceased Participant’s benefits have been made and no Beneficiary was successively named, the Committee shall direct that such benefits (or the balance thereof) be paid to those persons who are the deceased Participant’s heirs-at-law determined in accordance with the laws of descent and distribution in force at the date hereof in the State of Texas for separate personal property, such determination to be made as though the Participant had died intestate and domiciled in Texas.  Such benefits (or the balance thereof) shall be paid at the time and in the form otherwise provided for in the Plan

Section 7.5                                Whenever any person entitled to payments under this Plan shall be a minor or under other legal disability or in the sole judgment of the Committee shall otherwise be unable to apply such payments to his own best interest and advantage (as in the case of illness, whether mental or physical, or where the person not under legal disability is unable to preserve his estate for his own best interest), the Committee may in the exercise of its discretion direct all or any portion of such payments to be made in any one or more of the following ways unless claims shall have been made therefor by an existing and duly appointed guardian, conservator, committee or other duly appointed legal representative, in which event payment shall be made to such representative:

(1)           directly to such person unless such person shall be an infant or shall have been legally adjudicated incompetent at the time of the payment;

(2)           to the spouse, child, parent or other blood relative to be expended on behalf of the person entitled or on behalf of those dependents as to whom the person entitled has the duty of support;

(3)           to a recognized charity or governmental institution to be expended for the benefit of the person entitled or for the benefit of those dependents as to whom the person entitled has the duty of support; or

(4)           to any other institution, approved by the Committee, to be expended for the benefit of the person entitled or for the benefit of those dependents as to whom the person entitled has the duty of support.

The decision of the Committee will, in each case, be final and binding upon all persons and the Committee shall not be obliged to see to the proper application or expenditure of any payments so made.  Any payment made pursuant to the power herein conferred upon the Committee shall operate as a complete discharge of the obligations of Employer and of the Committee.

Section 7.6                                If the Committee has any doubt as to the proper Beneficiary to receive payments hereunder, the Committee shall have the right to withhold such payments until the matter is finally adjudicated or, the Committee may direct Employer to bring a suit for interpleader in any appropriate court, pay any amounts due into the court, and Employer and/or Committee shall have the right to recover its reasonable attorney’s fees from such proceeds so paid or to be paid.  Any payment made by the Committee, in good faith and in accordance with this Plan, shall fully discharge the Committee and Employer from all further obligations with respect to such payments.  In acting under this provision, the Committee, where appropriate, shall take all steps necessary to ensure that any delay in payment to a Beneficiary complies with the requirements of Treas. Reg. §1.409A-3(g), including where payments are withheld, by making any required payments by no later than the end of the year in which the matter is finally adjudicated.

ARTICLE EIGHT

TERMINATION OF PARTICIPATION

Section 8.1                                Except as provided in Sections 8.4, 10.1, and 10.2 hereof, termination of a Participant’s employment with RadioShack other than by reason of Retirement or death, whether by action of RadioShack or the Participant’s resignation, shall terminate the Participant’s participation in the Plan (for the sake of clarity, a cessation of active employment during a period of a Leave of Absence (including as a result of a Disability) will not be deemed a termination of employment for purposes of this sentence, unless such cessation results in a Separation from Service).  Neither the Plan nor the Plan Agreement shall in any way obligate RadioShack to continue the employment of a Participant, nor will either limit the right of RadioShack to terminate a Participant’s employment at any time, for any reason, with or without cause.

Section 8.2                                Except as provided in Section 8.4 hereof, participation in the Plan by a Participant shall also terminate upon the happening of any of the following:

(a)           The Plan is terminated by Employer in accordance with Article Ten; or

(b)           His Plan Agreement is terminated by Employer or the Committee in accordance with Section 3.3.

Section 8.3                                Except as provided in Section 8.4 hereof, upon termination of a Participant’s participation in the Plan, all of Employer’s obligations to the Participant and his Beneficiary under the Plan and Plan Agreement and each of them, shall terminate and be of no further effect.

Section 8.4                                If a Participant’s participation in the Plan is terminated, by:

(a)           termination of the Plan;

(b)           termination of a Plan Agreement; or

(c)           termination of employment for any reasons other than

(i)           Death or Retirement, which shall be governed by Article Five, or

(ii)           dishonest or fraudulent conduct of a Participant or indictment, or the possibility of indictment of a Participant of a felony crime involving moral turpitude, in which event no vesting under this Section 8.4 shall occur, then such Participant shall be entitled, as set forth below, to a percentage of five hundred percent of his Plan Compensation as follows:

Age Attained at Date of Event Set
Forth in 8.4(a), (b) or (c)	% Vested

Age 54 or younger	0%

Age 55 to age 65	A percent as determined in Section 5.1(b) hereof

Age 65 to age 70	100%

Age 70 to age 75	A percent as determined in Section 5.1(c) hereto

Age 75 and thereafter	0%

The amount payable under this Section 8.4 shall be determined as of the date of the event set forth in Section 8.4(a), (b) or (c) hereof and such amount as so determined at that time shall not be altered or changed thereafter except that the provisions of Section 5.5 hereof shall remain fully applicable during the Participant’s employment by Employer, during the payment of benefits under this Section 8.4 and for one year after the later of termination of employment or cessation of payment of benefits.  The amount payable under this Section 8.4 shall be paid as set forth in Section 5.3 hereunder to commence on the first day of the month next following thirty (30) days after cessation of Participant’s employment with RadioShack, but subject to delay to the Delayed Payment Date.

ARTICLE NINE

ADMINISTRATION OF THE PLAN

Section 9.1                                The Plan shall be administered by the Insurance Committee of the Board of Directors of RadioShack, as it is presently constituted or as it may be changed from time to time by the Board of Directors of RadioShack.

Section 9.2                                In addition to the express powers and authorities accorded the Committee under the Plan, it shall be responsible for:

(a)           Construing and interpreting the Plan;

(b)           Computing and certifying to Employer the amount of benefits to be provided in each Plan Agreement for the Participant or the Beneficiary of the Participant; and

(c)           Determining the right of a Participant or a Beneficiary to payments under the Plan and otherwise authorizing disbursements of such payments by Employer;

in these and all other respects its decisions shall be conclusive and binding upon all concerned.  The Plan is intended to comply with the requirements of Section 409A of the Code, to the extent applicable, and shall be administered and interpreted by the Committee accordingly.

Section 9.3                                Employer agrees to hold harmless and indemnify the members of the Committee against any and all expenses, claims and causes of action by or on behalf of any and all parties whomsoever, and all losses therefrom, including without limitation the cost of defense and attorney’s fees, based upon or arising out of any act or omission relating to or in connection with the Plan other than losses resulting from any such Committee member’s fraud or willful misconduct.

ARTICLE TEN

TERMINATION OR AMENDMENT OF THE PLAN

Section 10.1                                Employer reserves the right to terminate or amend this Plan, in whole or in part, at any time, or from time to time, by resolution of its Board of Directors, provided, only, that no such termination or amendment shall affect those rights and benefits previously vested in a Participant or a Beneficiary under Section 8.4 hereof.

Section 10.2                                Any provision in Article 8 or 10 to the contrary notwithstanding, the Committee may amend the Plan or any Plan Agreement at any time, without the consent of any Participant or Beneficiary, to the extent the Committee deems such amendment to be necessary to comply with the requirements of any applicable tax laws, securities laws, accounting rules and other applicable state and federal laws, or applicable laws of jurisdictions outside of the United States.

ARTICLE ELEVEN

MISCELLANEOUS

Section 11.1                                The Plan and Plan Agreement and each of their provisions shall be construed and their validity determined under the laws of the State of Texas.

Section 11.2                                The masculine gender, where appearing in the Plan or Plan Agreement, shall be deemed to include the feminine gender.  The words “herein”, “hereunder” and other similar compounds of the word “here”  shall mean and refer to the entire Plan and Plan Agreement, not to any particular provision, section or subsection, and words used in the singular or plural may be construed as though in the plural or singular where they would so apply.

Section 11.3                                Any suit against Employer or the Committee or any member thereof concerning any provisions hereunder, the construction of the Plan, payment of benefits hereunder, or in any other manner connected with this Plan may only be brought in the appropriate state or federal court located in Tarrant County, Texas, and each Participant agrees not to bring any suit in any other county, state or countries.  It is agreed that Employer may bring any suit to enforce the provisions of Section 5.5 hereof in the appropriate state or federal court located in Tarrant County, Texas.

Section 11.4                                Any person born on February 29 shall be deemed to have been born on the immediately preceding February 28 for all purposes of this Plan.

Section 11.5                                This Plan shall be binding upon and inure to the benefit of any successor of Employer and any such successor shall be deemed substituted for Employer under the terms of this Plan.  As used in this Plan, the term successor” shall include any person, firm, corporation, or other business entity which at any time, whether by merger, purchase, or otherwise, acquires all or substantially all of the assets or business of Employer.

The Salary Continuation Plan for Executive Employees of RadioShack Corporation and Subsidiaries (the “Plan”) was adopted November 8, 1979.  This copy of the Plan has been restated to include amendments to the Plan pursuant to resolutions at a meeting of the Board of Directors of RadioShack Corporation on November 6, 2008.

Salary Continuation Plan

For Executive Employees
Of
RadioShack Corporation And Subsidiaries

January 1, 20___

PLAN AGREEMENT

TO:  «FullName»

The Insurance Committee of the Board of Directors of RadioShack Corporation (“RadioShack”) has selected you to participate in the Salary Continuation Plan for Executive Employees of RadioShack Corporation and Subsidiaries (the “Plan”), a copy of which as adopted on November 8, 1979, is furnished you herewith.

Your participation in the Plan is voluntary and conditioned upon your acceptance of this Plan Agreement in the manner provided below, by which it shall be agreed between us as follows:

(1)
Your Participation in the Plan and the rights accruing to you and your designated Beneficiary thereunder shall be in all respects subject to the terms and conditions of the Plan, the full text of which, and as it may be from time to time amended, is incorporated herein by reference.  You agree to be bound by the terms and provisions of the Plan, and specifically but without limitation, to the non-competing agreement provisions set forth in Section 5.5 of the Plan.

(2)
For the purpose of determining the amount of benefits payable by the Employer under the Plan, it is agreed and stipulated that your Plan Compensation is $«CompensationAmount» (i.e., $«AnnualAmount» for 10 years if you retire at age 65).  The Plan Compensation Amount may change from time to time upon the agreement by you and RadioShack.

(3)
You acknowledge receipt of a Beneficiary Designation Form furnished you herewith and agree that upon your acceptance and return of this Plan Agreement as provided below, you will deliver such form completed as therein required.

If you desire to participate in the Plan, please accept and return the enclosed copy of this letter, together with your completed Beneficiary Designation Form, to the Insurance Committee of the Board of Directors of RadioShack Corporation, 300 RadioShack Circle, Fort Worth, Texas 76102, on or before thirty days from the date hereof, whereupon you shall become a Participant in the Plan according and subject to the terms hereof.  If you do not accept and return such copy within the above time period, then we will assume that you have voluntarily elected not to participate in the Plan.

Yours very truly,

Yours very truly, RadioShack Corporation

By: __________________________________
Jana Freundlich
Vice President - Human Resources

ACCEPTED this ______ day of ______________, 20______,

_______________________________________
(«FullName»)